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                                                                   Exhibit 10.15




July 7, 2000


Robert D. Strain
17919 Hickman Street
Poolesville, Maryland  20837

Dear Rob:

        Orbital Sciences Corporation (the "Company") considers the maintenance of a sound and vital management to be essential to protecting and enhancing the best interests of the Company and its stockholders. The Company's Board of Directors (the "Board") has determined that it is appropriate and in the best interest of the Company to encourage and motivate certain senior executives of the Company to pursue, negotiate and finalize a sale or other disposition of all or substantially all the assets of the Fairchild Defense Division (the "Division") of the Company. In this connection, the Company recognizes that the possibility of a sale or other disposition of the assets of the Division (the "Transaction") and the uncertainty and questions that it may raise among management may result in the departure or distraction of management personnel to the detriment of the Company and its stockholders. Accordingly, the Board has determined that appropriate steps should be taken to reinforce and encourage the continued attention and dedication of members of the Company's management, including yourself, to their assigned duties without distraction in the face of the potentially disturbing circumstances arising from the possibility of a Transaction.

        This letter agreement (the "Agreement") sets forth the details of the bonus that the Company agrees to pay to you in the event that a Transaction occurs. In addition, this Agreement sets forth benefits that the Company will provide to you in the event that your employment with the Company terminates after the date of this Agreement for the reasons set forth in this Agreement. This Agreement is not an employment contract nor does it alter your status as an at-will employee of the Company. No bonus will be payable or benefits provided under this Agreement except under the circumstances described in this letter.

        1. Term. This Agreement shall commence on the date hereof and shall terminate on June 30, 2001.


        2. Bonus As a Result of a Transaction. In the event that a Transaction occurs during the term of this Agreement or within 60 days after the expiration of this Agreement, and, in each case you are an employee of the Company, you shall be entitled to receive a cash bonus in an amount equal to .4% of the "Purchase Price." The term "Purchase Price" means the aggregate amount of cash and the fair market value (on the date of payment) of other property paid or payable to the Company in connection with a Transaction.

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Robert D. Strain
July 7, 2000
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By way of examples:

        (i) If the assets of the Division were sold for $80,000,000 in cash, then your cash bonus would be $320,000 as calculated below:

                  Purchase Price            = $80,000,000
                  Cash Bonus                = .4% x $80,000,000
                                            = $320,000

        (ii) If assets of the Division were sold for $65,000,000 in cash, then your cash bonus would be $260,000 as calculated below:

                  Purchase Price            = $65,000,000
                  Cash Bonus                = .4% x $65,000,000
                                            = $260,000

        The Company shall pay the cash bonus within fifteen (15) days following the closing of the Transaction. All payments required to be made by the Company to you under this Section shall be subject to the withholding of such amounts relating to Federal, state, local or foreign taxes as the Company reasonably may determine it should withhold pursuant to any applicable law or regulation.

        3. Termination of Employment. If during the term of the Agreement or within twelve (12) months following the closing of a Transaction as described in Section 2, your employment is terminated by the Company for (a) Disability or Cause, as described below, or (b) any reason other than Disability or Cause, or by you for Good Reason, as described below, you shall be entitled to the benefits provided in Section 4 of this Agreement.

                (i) Disability. If, as a result of your incapacity due to physical or mental illness, you shall have been absent from your duties with the Company on a full-time basis for nine consecutive months, and within 30 days after written notice of termination is given, you shall not have returned to the full-time performance of your duties, the Company may terminate your employment for "Disability."

                (ii) Cause. Termination by the Company of your employment for "Cause" shall mean termination based on (A) the willful and continued failure by you to substantially perform your duties with the Company in accordance with the instructions of the Board or the executive officers to whom you report (other than any such failure resulting from your incapacity due to physical or mental illness), after a demand for substantial performance is delivered to you by the Board which specifically identifies the manner in which the Board believes that you have not substantially performed your duties, or (B) the willful engaging by you in conduct which is demonstrably and materially injurious to the Company, monetarily or otherwise. For purposes of this Subsection, no act, or failure to act, on your part shall be considered "willful" unless done, or


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Robert D. Strain
July 7, 2000
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omitted to be done, by you not in good faith and without reasonable belief that your action or omission was in the best interest of the Company.

                (iii)   Good Reason. In recognition of the Company's desire that

you remain an employee of the Company subsequent to the closing of the Transaction, you agree to review and consider in good faith any employment position, authorities, duties and responsibilities that the Company offers to you. You shall, however, be entitled to terminate your employment for Good Reason. For purposes of this Agreement, "Good Reason" shall mean:

                (A) without your written consent, the assignment to you of any position, authorities, duties and responsibilities each of which is not at least commensurate in all material respects, including, but not limited to, area of expertise, with the most significant of those held and exercised by and assigned to you as of the date hereof, or any other action by the Company that results in a diminution in such position, authority, duties or responsibilities, excluding for this purpose an isolated, insubstantial and inadvertent action not taken in bad faith and that is remedied by the Company promptly after receipt of notice thereof given by you;

                (B) a reduction by the Company in your annual base salary ("Annual Base Salary"), which for the purposes of this Agreement shall mean an amount at least equal to twelve (12) times the highest monthly base salary paid or payable, including any base salary that has been earned but deferred, but excluding any amount paid or payable pursuant to this Agreement, to you by the Company in respect of the 12-month period immediately preceding the month in which the Transaction closes;

                (C) without your written consent, the Company's requiring you to be based anywhere other than the office of the Company in which you are based prior to the Transaction or any office or location within a 50 mile radius of such office, except for required travel on the Company's business to an extent substantially consistent with your present business travel obligations; or

                (D) the failure by the Company to continue to provide you with benefits or compensation substantially similar to, and at the level of, those enjoyed by and provided to other senior executives of the Company under the Company's health, welfare and other benefit or incentive plans, or the failure by the Company to provide you with the number of paid vacation days to which you are entitled in accordance with the Company's normal vacation policy.

                (iv) Notice of Termination. Any termination by the Company or by you shall be communicated by written Notice of Termination to the other party hereto in accordance with Section 6 hereof.


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Robert D. Strain
July 7, 2000
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                (v)     Date of Termination, etc. "Date of Termination" shall
mean (A) if your employment is terminated by reason of death or Disability, the date of your death or 30 days after Notice of Termination is given (provided that you shall not have returned to the performance of your duties on a full-time basis during such thirty (30) day period), as the case may be, (B) if your employment is terminated by the Company for Cause or for any other reason, the date specified in the Notice of Termination which shall not be less than thirty (30) days from the date such Notice of Termination is given, and (C) if you terminate your employment for "Good Reason," the date such Notice of Termination is given or any later date specified therein.

        4.      Benefits Upon Termination or During Disability.

                (i) During any period that you fail to perform your duties hereunder as a result of incapacity due to physical or mental illness, and in the event your employment is terminated pursuant to Section 3(i) hereof, your benefits shall be determined in accordance with the Company's insurance and benefit programs then in effect.

                (ii) If your employment shall be terminated for Cause, the Company shall pay you your full base salary through the Date of Termination at the rate in effect at the time Notice of Termination is given, and the Company shall have no further obligations to you under this Agreement.

                (iii) If your employment shall be terminated during the term of the Agreement or within twelve (12) months after the closing of a Transaction
(a) by the Company for any reason other than for Cause or Disability or (b) by you for Good Reason, then you shall be entitled to all the benefits provided below:

                (A) The Company shall pay you on the Date of Termination your full base salary, including accrued vacation pay, through the Date of Termination at the rate in effect at the time Notice of Termination is given.

                (B) In lieu of any further salary payments to you for periods subsequent to the Date of Termination, the Company shall pay to you, not later than fifteen (15) days following the Date of Termination, a lump sum payment equal to 150% of the sum of (a) your Annual Base Salary and (b) 50% of your Annual Base Salary; provided, however, it shall not include any bonus paid upon completion of a Transaction pursuant to this Agreement.

                (C) The Company shall also immediately fully vest you in all your account balances under the Company's retirement and deferred compensation plans (the "Plans"); provided, however, that should the Company be unable to provide for such vesting under the terms of any such Plans, the Company shall pay to you in the manner and as directed by you, an amount that equals on an after-tax basis the value of any amounts that were


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Robert D. Strain
July 7, 2000
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        not vested or would otherwise be forfeited by you under the Plans upon your termination of employment with the Company.

                (D) For a two-year period after such termination, the Company shall arrange to provide you with life, disability, accident and health insurance benefits substantially similar to those you were receiving immediately prior to the Notice of Termination; provided, however, that should the Company be unable to provide for any such benefits under the terms of the benefit plans, or by law, the Company shall pay you an amount equal to the premiums the Company would have paid for such benefits under such plans.

                (E) All options to purchase common stock of the Company that have been granted to you and are outstanding shall become fully vested and immediately exercisable.

                (F) You shall not be required to mitigate the amount of any payment provided for in this Section 4 by seeking other employment or otherwise, nor shall the amount of any payment or benefit provided for in this Section 4 be reduced by any compensation earned by you as the result of employment by another employer or by retirement benefits after the Date of Termination, or otherwise.

                (G) In addition to all other amounts payable to you under this Section 4, you shall be entitled to receive all benefits payable to you under any of the Company's plans or agreements relating to retirement benefits.

                All payments required to be made by the Company to you under this Section shall be subject to the withholding of such amounts relating to Federal, state, local or foreign taxes as the Company reasonably may determine it should withhold pursuant to any applicable law or regulation. In the event that the receipt of any payment or benefit under this Agreement would cause you to be considered to have received a "parachute payment" within the meaning of
Section 280G(b)(2) of the Internal Revenue Code (a "Parachute Payment") under this Agreement, then you shall have the right, in your sole discretion, to designate those payments or benefits under this Agreement which should be reduced or eliminated so as to avoid having the payment to you under this Agreement be deemed to be a Parachute Payment.

        5.      Successors; Binding Agreement.


                (i) This Agreement shall be binding upon and shall inure to the benefit of you and the Company, the Company's successors and assigns, and your permitted assigns.

                (ii) This Agreement shall inure to the benefit of and be enforceable by your personal or legal representatives, executors, administrators, successors, heirs, distributees, devisees, and legatees. If you should die while any amount would still be payable to you hereunder, all such amounts, unless otherwise provided herein, shall be paid in accordance with

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Robert D. Strain
July 7, 2000
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the terms of this Agreement to your devisee, legatee or other designee or if there is no such designee, to your estate.

        6. Notice. For the purposes of this Agreement, notices and all other communications provided for in this Agreement shall be in writing and shall be deemed to have been duly given when delivered or mailed by registered mail, return receipt requested, postage prepaid, addressed (i) if to the Company, to Orbital Sciences Corporation, 21700 Atlantic Boulevard, Dulles, Virginia 20166,
Attn: Legal Department, and (ii) if to you, to the address set forth on the first page of this Agreement, or to such other address as either party may have furnished to the other in writing in accordance herewith, except that notice of change of address shall be effective only upon receipt.

        7. Miscellaneous. No provision of this Agreement may be modified, waived or discharged unless such waiver, modification or discharge is agreed to in writing and signed by you and such officer as may be specifically designated by the Board. No waiver by either party hereto at any time of any breach by the other party hereto of, or compliance with, any condition or provision of this Agreement to be performed by such other party shall be deemed a waiver of similar or dissimilar provisions or conditions at the same or at any prior or subsequent time. No agreements or representations, oral or otherwise, express or implied, with respect to the subject matter hereof have been made by either party which are not expressly set forth in this Agreement, and this Agreement supersedes all prior agreements between the Company and you with respect to the subject matter herein, except for the Letter Agreement dated as of October 15, 1999 between the Company and you relating to proposed benefits in connection with a change of control. The validity, interpretation, construction and performance of this Agreement shall be governed by the local laws of the State of Delaware (regardless of the laws that might otherwise govern under principles of conflicts of law).

        8. Validity. The invalidity or unenforceability of any provision of this Agreement shall not affect the validity or enforceability of any other provision of this Agreement, which shall remain in full force and effect.

        9. Counterparts. This Agreement may be executed in several counterparts, each of which shall be deemed to be an original but all of which together will constitute one and the same instrument.

        10. Arbitration. Any dispute or controversy arising under or in connection with this Agreement shall be settled exclusively by arbitration in Washington, D.C. in accordance with the domestic rules of the American Arbitration Association then in effect. Pending the resolution of such dispute or controversy, the Company will continue to pay you your full base salary in effect when the notice giving rise to the dispute was given and continue you as a participant in all incentive compensation, pension, life insurance, health and accident or disability plans in which you were participating when the notice giving rise to dispute was given, unless you have already received all severance benefits payable under this Agreement. Judgment may be entered on the

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Robert D. Strain
July 7, 2000
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arbitrator's award in any court having jurisdiction; provided, however, that you shall be entitled to seek specific performance of your right to be paid until the Date of Termination during the pendency of any dispute or controversy arising under or in connection with this Agreement.

        If this Agreement correctly sets forth our agreement on the subject matter hereof, kindly sign both of the enclosed copies, keeping one for your files and returning the other to the Company.

Very truly yours,

ORBITAL SCIENCES CORPORATION



---------------------------------
David W. Thompson
Chief Executive Officer


Agreed to:





---------------------------------
Name:  Robert D. Strain
Date: